June 16,2023

Dear Mr. Wai Tung Man

Following our recent discussions, I am pleased to confirm my invitation to you to join the board of directors (the "Board") of Leizig Thermal Management Co., Limited (the "Company") as a Non-Executive Director with effect from the first day when the Company listing its shares in NASDAQ. In addition to your acceptance and acknowledgment of this appointment letter, please complete and return the attached Directors' and Officers' Questionnaire (the "D&O Questionnaire") in accordance with the accompanying instructions and the attached Consent of Director Nominee.

In completing the D&O Questionnaire, you consent to serve as a director of the Company and you consent to the Company's use of the information in the D&O Questionnaire in the Company's filings with the Securities and Exchange Commission, the New York Stock Exchange, The NASDAQ Stock Market LLC, state governments and other regulatory authorities.

You agree to perform your responsibilities as a director in good faith and in accordance with applicable law, the organizational documents of the Company and other policies and procedures applicable to such services. The Company's Board will appoint you as a Non-Executive Director effective the date of the Company's completion of its initial public offering and the listing on its ordinary shares on a national securities exchange, whichever is the later (the "Effective Date"). The continuation of your appointment is contingent on re-election at forthcoming annual stockholders' meetings.

You will not be employed by the Company and will be free to pursue your other interests. We ask that you please disclose these interests to our Corporate Counsel so that the Company can identify any appearance of conflict arising from our activities that may in the future intersect with yours. In addition, we ask that you comply with any other requirements related to service on other boards of directors that may be included in our organizational documents or Corporate Governance Guidelines. We expect that you will be considered to be an independent Non-Executive Director and will be identified as such in the annual report and other documentation. If circumstances change, and you believe that your independence may be in doubt, please discuss this with our Corporate Counsel.

Confidentiality

In your role as Non-Executive Director, you will have access to confidential information about the Company and its clients and you agree to apply the highest standards of confidentiality and, except in the proper performance of your services, not to use or disclose to any person confidential information during your appointment or thereafter. In addition, you agree to comply with those provisions of the Company's Code of Ethics and other policies applicable to Non-Executive Directors.

On termination of your appointment, you will deliver to the Company all books, documents, papers and other property of or relating to the business of the Company which are in your possession, custody or power by virtue of your position as a Non-Executive Director of the Company.

Committees

In connection with your appointment, you and the Board have agreed that you will serve as a member of the Audit Committee, Compensation Committee and Governance and Nominating Committee

and chairman of one of the aforementioned committees. Compensation associated with committee service is addressed in the Remuneration section of this appointment letter.

Remuneration

The Company's Non-Executive Director compensation program is described generally below. The Board or the applicable committee reserves the right to adjust the remuneration of directors from time to time.

In consideration of your services and in accordance with the Company's compensation arrangements for Non-Executive Directors, you will receive annual cash compensation of RMB 100,000 payable quarterly in advance on the first business day of each calendar quarter. Your first cash compensation payment on the Effective Date will likely comprise a pro-rata amount from the Effective Date through to the end of the relevant calendar quarter and thereafter quarterly payments in advance of each calendar quarter.

Further, in addition to cash compensation, you may be entitled to receive restricted ordinary shares and/or options to purchase to same on such terms and conditions as may be determined at a later date.

Expenses

The Company will reimburse you for reasonable and properly documented expenses incurred in performing your duties provided such expenses are pre-approved by the Company.

D&O Insurance

During the term of your service, the Company shall include you as an insured under its officers and directors insurance policy, which the Company shall use its best effort to maintain at a minimum coverage of $5 million.

Non-Competition

You agree and undertake that you will not, so long as you are a member of the Board and for a period of 12 months following termination of this Agreement for whatever reason, directly or indirectly as owner, partner, stockholder, employee, broker, agent principal, corporate officer, director, licensor or in any other capacity whatsoever, engage in, become financially interested in, be employed by, or have any connection with any business or venture that is engaged in any activities involving services or products which compete, directly or indirectly, with the services or products provided or proposed to be provided by the Company or its subsidiaries or affiliates; provided however that you may own securities of any public corporation which is engaged in such business but in an amount not to exceed at any one time, one percent of any class of stock or securities of such company, so long as you have no active role in the publicly owned company as director, employee, consultant or otherwise.

LEIZIG 雷子克
Enclosure Climate Technologies

We look forward to your participation on the Board of Leizig Thermal Management Co., Limited.

Sincerely,

Bin Lin
Chairman and Chief Executive Officer

I, Wai Tung Man, accept the offer as stated above.

Signature:

Date: 22-6-2023